                                                                    EXHIBIT 99.2

                         REPORT OF INDEPENDENT AUDITOR

The Board of Directors
Memphis Clinical Laboratory, Inc.

     We have audited the accompanying balance sheets of Memphis Clinical Laboratory, Inc. as of December 31, 1994 and 1995 and the related statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Memphis Clinical Laboratory, Inc. at December 31, 1994 and 1995 and the results of it's operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Ronald H. Ridgers, P.C.
Richardson, Texas
February 10, 1996